SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 25, 2013

iROBOT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-51598	77-0259335
(Commission File Number)	(IRS Employer Identification No.)

8 Crosby Drive, Bedford, Massachusetts	01730
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 430-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2013, Jeffrey A. Beck announced his resignation as Chief Operating Officer of iRobot Corporation (the “Company”), effective immediately. Mr. Beck is expected to remain employed by the Company through December 27, 2013 to assist with the transition.

In connection with the termination of his employment at the end of the transition period, Mr. Beck executed a separation agreement with the Company dated November 25, 2013 pursuant to which he will be entitled to receive severance benefits as provided in the Amended and Restated Executive Agreement by and between the Company and Mr. Beck, the form of which is attached as an exhibit to the Company’s Report on Form 8-K filed May 8, 2009, and partial acceleration of vesting of unvested equity grants issued to Mr. Beck pursuant to the Company’s 2005 Stock Option and Incentive Plan. In addition, under this separation agreement, the Company will make a cash payment to Mr. Beck in an amount equivalent to what he would have received as a bonus for fiscal 2013 under the Company’s Senior Executive Incentive Compensation Plan (the “Bonus Plan”), had his employment continued until such payments are made to other Company executives under the Bonus Plan. The Company will make this payment when fiscal 2013 bonuses are paid to other Company executives under the Bonus Plan.

Item 7.01 Regulation FD Disclosure.

On November 25, 2013, the Company issued a press release, a copy of which is furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press Release issued by the Company on November 25, 2013, furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iRobot Corporation

November 25, 2013	By:	/s/ Glen D. Weinstein
	Name:	Glen D. Weinstein
	Title:	Chief Legal Officer and
Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by the Company on November 25, 2013, furnished herewith.